Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Merck & Co., Inc.
MSD Netherlands Capital B.V.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities of Merck & Co., Inc.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Guarantees of Merck & Co., Inc.	Other (2)	(1)	(1)	(1)	(1)	(1)
	Debt	Debt Securities of MSD Netherlands Capital B.V.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—
(1)    An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, Merck & Co., Inc. and MSD Netherlands Capital B.V. are deferring payment of all of the registration fee.
(2)    Merck & Co., Inc. will fully and unconditionally guarantee any series of debt securities issued by MSD Netherlands Capital B.V. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is required with respect to such guarantees.